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Press Release New York

SOTHEBY’S ANNOUNCES REVIEW OF CAPITAL ALLOCATION AND FINANCIAL POLICIES
September 11, 2013, New York – Sotheby’s (NYSE:BID) today announced that the Board of Directors is conducting a thorough review of its capital allocation and financial policies as part of the Company’s ongoing commitment to deliver exceptional shareholder value. The results are expected to be presented to investors in early 2014.

During the past several years, Sotheby’s prudent management and strong financial performance has generated meaningful capital, which the Company has used to invest in strategic initiatives, strengthen the balance sheet, and build adequate liquidity to pursue transaction opportunities such as lending and auction guarantees. This strong performance and stewardship has also driven a share price increase exceeding the Standard & Poor’s Midcap index over the one, five and ten year periods.

A robust capital allocation review is the natural next step of the Company’s ongoing efforts to optimize the balance sheet, improve the cost of capital and manage financial policies in a way that supports Sotheby’s strategy and delivers outstanding value to shareholders.

Bill Ruprecht, Chairman and Chief Executive Officer commented, “As a practice, management and the Board have consistently focused on building long-lasting value for our shareholders and a platform to grow the business in a challenging and ever-evolving marketplace. As we have disclosed in the past, we continue to evaluate return of capital strategies, including potential share repurchases and/or an increase in dividends, while balancing the need to invest in the future of the Company and the Sotheby’s brand to strengthen our competitive position and improve the unique services we provide to our clients.

“In that context, our assessment will take into account some key considerations including, but not limited to, the potential use of incremental debt to fund segments of our operations, the

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Company’s credit rating, ongoing funding requirements for certain strategic initiatives both announced and contemplated, the value of our real estate properties and our unique premises requirements, and the potential tax implications of any of the actions we are considering,” he added.

Mr. Ruprecht continued, “Each of these options present possible advantages and disadvantages; all are complex. We are determined to fully exploring every avenue and we are committed to pursuing return of capital alternatives.”

This effort follows a number of financial management steps and long-term strategic investments, including: restructuring long-term debt, resulting in an annual interest expense savings of $5 million; increasing the buyer’s premium rate, which contributed an additional $20 million of second quarter revenue and improved auction commission margin; opening a new branded Contemporary private sales gallery – S|2 – in London this autumn; continuing the investment in China and other emerging markets; and innovations to Sotheby’s web platform so it better reflects what Sotheby’s is today – an innovative global art business.

“Sotheby’s is committed to healthy two-way communication with our shareholders as we pursue our common goal of a strong, growing, competitive Sotheby’s open to new opportunities. As this examination progresses we will continue to reach out to our investors for further discussions about this important work,” said Mr. Ruprecht.

Contacts:
Press Department | 212 606 7176 | Andrew Gully | Andrew.Gully@Sothebys.com
Investor Relations | 212 894 1023 | Jennifer Park | Jennifer.Park@Sothebys.com
About Sotheby’s
Sotheby’s has been uniting collectors with world-class works of art since 1744. Sotheby’s became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in Hong Kong (1973) and France (2001), and the first international fine art auction house in China (2012). Today, Sotheby’s presents auctions in eight different salesrooms, including New York, London, Hong Kong and Paris, and Sotheby’s BIDnow program allows visitors to view all auctions live online and place bids from anywhere in the world. Sotheby’s offers collectors the resources of Sotheby’s Financial Services, the world’s only full-service art financing company, as well as private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby's Contemporary Art department, and two retail businesses, Sotheby’s Diamonds and Sotheby’s Wine. Sotheby’s has a global network of 90 offices in 40 countries and is the oldest company listed on the New York Stock Exchange (BID).

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Forward-looking Statements
This release contains certain "forward-looking statements" (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. As such, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as to management's plans and expectations as of the date hereof. In addition to the considerations and factors referred to in this release and prior filings and releases, major factors which the Company believes could cause actual events to differ materially include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the success of our risk reduction and margin improvement efforts, the amount of quality property being consigned to art auction houses, the marketability at auction of such property, the success of the Company's Autumn auction sales and the results of our announced capital allocation review and other initiatives. Please refer to our most recently filed Form 10-Q (and/or 10-K) and other filings for a more comprehensive list of material Risk Factors. The Company disclaims any duty to update or alter any forward-looking statements, except as required by applicable law.

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